Exhibit 99.1

NEWS RELEASE

Press Contact:

Michele Landry

Spansion Public Relations

Phone: (408) 616-1170

michele.landry@spansion.com

Koichi Wakamatsu

Spansion Japan Public Relations

Phone: +81-(44)223-1796

Koichi.wakmatsu@spansion.com

Investor Contact

Bob Okunski

408-616-1117

Bob.okunski@spansion.com

Spansion Completes Sale of JV1 and JV2 Manufacturing Facilities to Fujitsu

Fujitsu to Continue Production of Spansion® Flash Memory Products

SUNNYVALE, CALIF and TOKYO, JAPAN – April 02, 2007 – Spansion Inc. (NASDAQ:SPSN), the world’s largest pure-play provider of Flash memory solutions today announced it has closed the sale of Spansion Japan’s older JV1 and JV2 Manufacturing Facilities in Aizu-Wakamatsu, Japan to Fujitsu Limited and to Fujitsu’s subsidiary company, Fujitsu Semiconductor Technology, Inc. pursuant to an Asset Purchase Agreement between the parties dated September 28, 2006. Under the terms of the agreement, Fujitsu has paid Spansion approximately $150 million in cash and will continue production of Spansion® Flash memory products as a foundry for Spansion.

Spansion intends to use the cash from the transaction, combined with structured financing, to fund Spansion’s SP1 300mm manufacturing facility in Aizu-Wakamatsu.

“We look forward to working with Fujitsu as a foundry partner. This agreement enables us to focus our capital on leading-edge technologies, provide flexible supply in times of peak demand while continuing a long-term and stable supply to our customers,” said Bertrand Cambou, president and CEO, Spansion

Inc. “Our SP1 plans are on track and we expect to be the only NOR Flash memory provider producing solutions on 300mm later this year.”

Spansion’s Flash memory production capabilities include:

-	65nm and 90nm MirrorBit capacity at Spansion’s Fab 25 facility in Austin, Texas

-	65nm production capacity planned on 300mm wafers later this year at SP1

-	45nm on 300 mm wafers in mid 2008 at SP1

-	110nm MirrorBit capacity at Spansion’s JV3 facility in Aizu-Wakamatsu Japan

-	Foundry relationship with TSMC for 110nm and 90nm MirrorBit technology

-	Foundry relationship with Fujitsu for JV1 and JV2 for MirrorBit and/or floating-gate aluminum metal layer products

About Spansion Japan

Following the completion of this sale, Spansion Japan now has over 2,000 employees. Its Japan headquarters are in Kawasaki-city, its JV-3 and SP1 fabs are located in Aizu; and its design center is near Nagoya-city. Spansion Japan serves the Japan market through the Fujitsu sales channel.

About Spansion

Spansion is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the including statements regarding future deployment of MirrorBit technology, the company’s ability to penetrate new markets and the company’s ability to obtain sufficient manufacturing capacity. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that the transition of JV1/2 production to Fujitsu will not occur in a smooth manner, that the construction of SP1 will not occur within the current schedule, that the demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; that customer acceptance of MirrorBit technology will not continue to increase; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit

ORNAND-based Flash memory products for their applications; that there will be a lack of customer acceptance of MirrorBit ORNAND-based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to timely and cost-effectively design and implement an enterprise-wide information system; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company will not be able to reduce expenses; that the company may not achieve its current product and technology introduction or implementation schedules; that the company may not achieve its facilities and capacity implementation schedules; that the company will be able to meet customer demand during cyclical industry or economic downturns; that competitors may introduce new memory technologies that may make the company’s Flash memory products uncompetitive or obsolete; and that the company’s book-to-bill ratio may not be an accurate indicator of future sales. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The company assumes no obligation to update any forward-looking statements or information included in this press release.

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Spansion®, the Spansion Logo®, MirrorBit®, ORNAND™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC. Spansion, the Spansion Logo and MirrorBit are registered in the US and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.